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                                                                    Exhibit 99.7


                                    AGREEMENT

      This Agreement, dated as of September 10, 2003 (this "Agreement"), is made by and among Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe (collectively, the "Managers"). Championship Auto Racing Teams, Inc. ("CHAMP") is a third-party beneficiary to this Agreement.

                              W I T N E S S E T H:

      WHEREAS, the Open Wheel Racing Operating Agreement dated August 15, 2003 (the "Operating Agreement") provides that each member of Open Wheel Racing (a "Member") shall, in the event of a capital call, contribute to the capitalization of Open Wheel Racing in an amount corresponding to such Member's Percentage Interest (as defined in the Operating Agreement);

      WHEREAS, each Manager, through ownership of control of a Member, is a beneficial owner of Open Wheel Racing;

      WHEREAS, the Managers constitute all of the members of the Board of Managers of Open Wheel Racing (the "Board of Managers");

      WHEREAS, Open Wheel Racing has agreed to purchase the outstanding shares of CHAMP pursuant to the Agreement and Plan of Merger dated September 10, 2003 among Open Wheel Racing, Open Wheel Racing Acquisition Corporation ("Sub") and CHAMP (the "Merger Agreement"); and

      WHEREAS, the agreements of the Members made herein are a material inducement to CHAMP to enter into the Merger Agreement.

      THEREFORE, the Managers agree as follows:

      1. Provided that all the conditions to the Closing (as defined in the Merger Agreement) set forth in Section 7.02 of the Merger Agreement are satisfied or waived prior to the Closing, each Manager shall take or cause to be taken all actions required to cause (a) the Board of Managers to call the additional capital contribution referenced in Section 5.1(c) of the Operating Agreement and (b) his respective Member to contribute funds to Open Wheel Racing sufficient to allow such Member to meet its capital obligations under Section 5.1(c) of the Operating Agreement.

      2. Immediately prior to the record date for the Company Stockholders Meeting (as defined in Section 6.01(b) of the Merger Agreement), Gerald R. Forsythe shall cause all CHAMP shares owned or controlled by him or any of his affiliates, including Forsythe Racing, Inc., Indeck Energy Services, Inc., and Indeck-Ilion Cogeneration Corp., to be contributed to Open Wheel Racing.

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      3.    Following the execution of the Merger Agreement, each Manager shall take or cause to be taken all actions necessary to cause Open Wheel Racing and Sub to perform their obligations under Section 6.01(a) and (c) of the Merger Agreement.

      4. In the event of a conflict between the terms of the Operating Agreement and this Agreement, the Managers agree that this Agreement shall control.

      5. The rights and obligations of each of the Managers pursuant to this Agreement are for the benefit of each of the other Managers and CHAMP only, and no creditor or other third party shall have any right or claim under this Agreement.

      6. This Agreement may be executed in one or more counterparts (including via facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart.

      7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of date first above written.


/s/ Kevin Kalkhoven                       /s/ Paul Gentilozzi
------------------------------------      ------------------------------------
Kevin Kalkhoven                           Paul Gentilozzi

/s/ Gerald R. Forsythe
------------------------------------
Gerald R. Forsythe

CHAMPIONSHIP AUTO RACING TEAMS, INC.

/s/ Christopher Pook
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By:  Christopher Pook
Its: President and CEO